Exhibit 10.1
SIXTH AMENDMENT
Dated as of September 19, 2011
to
TRANSFER AND ADMINISTRATION AGREEMENT
Dated as of December 8, 2008
This SIXTH AMENDMENT (this “Amendment”), dated as of September 19, 2011, is entered into among GREIF PACKAGING LLC, a Delaware limited liability company (“Greif”), GREIF RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “SPV”), GREIF, INC., a Delaware corporation (the “Performance Guarantor”), the Investors, Managing Agents and Administrators party hereto, and BANK OF AMERICA, NATIONAL ASSOCIATION, as Managing Agent, as Administrator, as Committed Investor for the Bank of America Investor Group, and as Agent (in such capacity, the “Agent”).
RECITALS
WHEREAS, the parties hereto have entered into that certain Transfer and Administration Agreement dated as of December 8, 2008 (as amended or otherwise modified through the date hereof, the “Transfer and Administration Agreement”);
WHEREAS, on the Closing Date, the Performance Guarantor delivered that certain Guaranty, dated as of December 8, 2008 (as amended or otherwise modified through the date hereof, the “Greif Guaranty”), to the Persons named therein in relation to the obligations of the Originators and the Servicer under the Transaction Documents.
WHEREAS, the parties hereto desire to amend the Transfer and Administration Agreement as provided herein;
NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and in the Transfer and Administration Agreement, the parties hereto agree as follows:
SECTION 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in (or by reference in) the Transfer and Administration Agreement.
SECTION 2. Amendments to Transfer and Administration Agreement. The Transfer and Administration Agreement is hereby amended as follows:
2.1. Clause (c) of the definition of “Aggregate Unpaids” in Section 1.1 of the Transfer and Administration Agreement is hereby amended by inserting the following clause at the end thereof, immediately before the period “, including, without limitation, any amounts owed pursuant to Section 9.3 hereof”.

2.2. The definition of “Commitment Termination Date” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety as follows:
““Commitment Termination Date” means September 19, 2014, or such later date to which the Commitment Termination Date may be extended by the SPV, the Agent and the Committed Investors (each in their sole discretion).”
2.3. The definition of “Concentration Limits” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows (including the footnote thereto set forth below):
““Concentration Limits” shall, at any time, be deemed exceeded if:
(a) the aggregate Unpaid Balance of all Receivables relating to a single Obligor (together with its subsidiaries and Affiliates) exceeds (i) 2.50% of the Aggregate Unpaid Balance at such time or (ii) if higher, the percentage of the Aggregate Unpaid Balance specified below, contingent upon the Obligor’s public unsecured debt rating.

Obligor’s Public Unsecured Long-
Term Debt Rating (S&P/Moody’s)[1]	Concentration Limit
A/A2 or better	10.0%
A-/A3 to BBB/Baa2	10.0%
BBB-/Baa3	5.0%
Not rated or lower than BBB-/Baa3	2.5%
(b) the aggregate Unpaid Balance of all Extended Term Receivables exceeds 17.5% of the Aggregate Unpaid Balance at such time, or
(c) the aggregate Unpaid Balance of all Agricultural Receivables exceeds 12.5% of the Aggregate Unpaid Balance at such time.”
2.4. The definition of “Dilution Horizon Ratio” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
““Dilution Horizon Ratio” means, for any Calculation Period, the greater of:
(a) 100%; and
(b) the ratio (expressed as a percentage) computed as of the most recent Month End Date by dividing:

[1]
The rating of an Obligor will be the lower of any public unsecured debt rating of such Obligor as issued by either S&P or Moody’s. If such Obligor has only one rating from either S&P or Moody’s, that rating shall be used.

(i) the aggregate initial Unpaid Balance of sales by the Originators giving rise to Receivables during the period equal to the greater of:
(x) such Calculation Period; and
(y) the product of: (I) such Calculation Period, times (II) the ratio (expressed as a percentage) computed as of the most recent Month End Date by dividing: (A) the weighted average dilution horizon period as calculated and set forth in the final report most recently delivered to the Agent pursuant to Section 6.1(a)(i)(B), by (B) the number of days in such Calculation Period (such period in this sub-clause (y), the “AUP Dilution Horizon”), by
(ii) the Aggregate Unpaid Balance as of such Month End Date;
provided, however, that if the AUP Dilution Horizon is the greater value as between sub-clauses (x) and (y) of clause (b)(i), it shall not be utilized in calculating such clause (b)(i) prior to the Month End Date that is at least ten (10) days following the delivery of such final report to the Agent.”
2.5. The first proviso set forth in clause (b) of the definition of “Eligible Receivable” in Section 1.1 of the Transfer and Administration Agreement is hereby amended by (i) deleting the percentage “3.5%” therein and substituting the percentage “17.5%” therefor, and (ii) deleting the percentage “9.0%” therein and substituting the percentage “12.5%” therefor.
2.6. The definition of “Facility Limit” in Section 1.1 of the Transfer and Administration Agreement is hereby amended by replacing the amount “$135,000,000” therein with the amount “$130,000,000”.
2.7. The definition of “Fee Letter” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
““Fee Letter” means, as applicable, (i) the confidential letter agreement among the SPV, the GP Originator and the Managing Agent for the Bank of America Investor Group and (ii) each confidential letter agreement entered into by the SPV and the GP Originator with any Managing Agent for an Investor Group that becomes a party to this Agreement on or after the Closing Date.”
2.8. The definition of “Greif Guaranty” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
““Greif Guaranty” or “Guaranty” means the Guaranty dated as of the date hereof (as hereafter amended, supplemented or restated) delivered by Greif, Inc. to the Persons named therein in relation to the obligations of the Originators and the Servicer under the Transaction Documents.”

2.9. Clause (a) of the definition of “Minimum Percentage” in Section 1.1 of the Transfer and Administration Agreement is hereby amended by deleting the number “0.12” therein and substituting the number “0.10” therefor.
2.10. Clause (b)(i) of the definition of “Servicing Fee Reserve” in Section 1.1 of the Transfer and Administration Agreement is hereby amended by deleting the number “360” therein and substituting the phrase “the number of days in the calendar year in which such Servicing Fee rate is calculated (i.e., 365/366)” therefor.
2.11. The definition of “Stress Factor” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
““Stress Factor” means 2.0.”
2.12. The definition of “Termination Date” in Section 1.1 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
““Termination Date” means the earliest of (a) the Business Day designated by the SPV to the Agent and the Managing Agents as the Termination Date at any time following not less than five (5) days’ written notice to the Agent and the Managing Agents, (b) the day upon which the Termination Date is declared or automatically occurs pursuant to Section 8.2 and (c) the Commitment Termination Date.”
2.13. The definition of “Transaction Documents” in Section 1.1 of the Transfer and Administration Agreement is hereby amended by inserting “, the Notice Letter Agreement” immediately following the clause “each Assignment and Assumption Agreement” therein.
2.14. Clause (b) of the definition of “Yield Reserve” in Section 1.1 of the Transfer and Administration Agreement is hereby amended by deleting the number “360” therein and substituting the phrase “the number of days in the calendar year in which such Base Rate is calculated (i.e., 365/366)” therefor.
2.15. Section 1.1 of the Transfer and Administration Agreement is hereby amended by inserting the following definitions therein, as alphabetically appropriate:
““Existing Law” means (a) the final rule title “Risk-Based Capital Guidelines: Capital Adequacy Guidelines: Capital Maintenance: Regulatory Capital: Impact of Modifications to Generally Accepted Accounting Principles: Consolidation of Asset-Backed Commercial Paper Programs: and Other Related Issues,” adopted by the United States bank regulatory agencies on December 15, 2009 (the “FAS 166/167 Capital Guidelines”); (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”); (c) the revised Basel Accord prepared by the Basel Committee on Banking Supervision as set out in the publication entitled: “International Convergence of Capital Measurements and Capital Standards: a Revised Framework” (“Basel II”); or (d) any rules, regulations, guidance, interpretations, directives or requests from any Official Body relating to, or implementing the FAS 166/167 Capital Guidelines, the Dodd-Frank Act or Basel II (whether or not having the force of law).”

““Notice Letter Agreement” means the letter agreement, dated as of September 19, 2011, among the parties hereto, setting forth certain notice and account information.”
2.16. Section 1.1 of the Transfer and Administration Agreement is hereby amended by deleting the definitions of “External Rating”, “Implied Rating”, “Maturity Date”, “SFA” and “SFA Event” in their entirety.
2.17. The second to last sentence of Section 2.7 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
“All computations of per annum fees hereunder shall be made on the basis of a year of 365 (or in the case of a leap year, 366) days for the actual number of days (including the first but excluding the last day) elapsed.”
2.18. Clause (iv) of Section 2.12(c) of the Transfer and Administration Agreement is hereby amended by inserting the parenthetical “(including, without limitation, any amounts owed pursuant to Section 9.3 hereof)” immediately following the term “Person” therein.
2.19. Section 6.1(s) of the Transfer and Administration Agreement is hereby deleted in its entirety.
2.20. Clause (ii) of Section 8.1(c) of the Transfer and Administration Agreement is hereby amended by deleting the phrase “or Section 6.1(s)” therein.
2.21. Section 9.3 of the Transfer and Administration Agreement is hereby amended and restated in its entirety to read as follows:
“SECTION 9.3 Indemnity for Taxes, Reserves and Expenses. (a) If after the Closing Date, (w) the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof (including, without limitation, any issuance pursuant to any Existing Law of any regulation that is not in effect on the date hereof), (x) any directive, guidance or request of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law), (y) the compliance of the Indemnified Party with, or the application or implementation by the Indemnified Party of, any of the foregoing subclauses (w) or (x), or (z) any change as determined in the reasonable discretion of the Indemnified Party after the date hereof, in the compliance of the Indemnified Party with, or the application or implementation by the Indemnified Party of, any Existing Law (a “Change in Law”):
(i) shall subject any Indemnified Party (or its applicable lending office) to any Taxes, duty or other charge (other than Taxes which are covered by Section 9.4 or Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest (except for Taxes which are covered by Section 9.4, and the imposition or changes in the rate of any Excluded Tax imposed on such Indemnified Party);

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Program Support Agreement or the credit or liquidity support provided by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, or the ownership, maintenance or financing of the Asset Interest (other than reserves already taken into account in calculating the Eurodollar Reserve Percentage); or
(iii) shall impose upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing, but excluding Taxes and Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder or under a Program Support Agreement or the credit or liquidity support furnished by a Program Support Provider or otherwise in respect of this Agreement, the other Transaction Documents, or the ownership, maintenance or financing of the Asset Interests, and the result of any of the foregoing is to increase the cost to, or to reduce the amount of any sum received or receivable by, such Indemnified Party with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, the Receivables, the obligations hereunder, the funding of any Investments hereunder or under a Program Support Agreement, by an amount deemed by such Indemnified Party to be material, then, on the next Settlement Date occurring at least ten (10) days after the demand by such Indemnified Party through the applicable Managing Agent, the SPV shall pay to the applicable Managing Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction.

(b) If any Indemnified Party shall have determined that after the date hereof, (i) the adoption of any applicable Law, bank regulatory guideline regarding capital adequacy, or generally accepted accounting standard, or any change therein, or any change in the interpretation or administration thereof by any Official Body, (including, without limitation, any issuance pursuant to any Existing Law of any regulation that is not in effect on the date hereof), (ii) any guidance, request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, or (iii) the compliance of the Indemnified Party with, or the application or implementation by the Indemnified Party of, any of the foregoing subclauses (i) or (ii), or (iii) any change as determined in the reasonable discretion of the Indemnified Party, after the date hereof, in the compliance of the Indemnified Party with, or the application or implementation by the Indemnified Party of, any Existing Law, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for the occurrences described in the foregoing subclauses (i), (ii) or (iii) (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then on the next Settlement Date occurring at least ten (10) days after demand, in the form of a notice as set forth in clause (c) below, by such Indemnified Party through the Agent or the applicable Managing Agent, the SPV shall pay to the applicable Managing Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.
(c) Each Indemnified Party shall, as soon as practicable, notify the SPV in writing of any event of which it has knowledge, occurring after the date hereof for which such Indemnified Party will or will likely seek compensation pursuant to this Section 9.3; provided that no failure to give or any delay in giving such notice shall affect the Indemnified Party’s right to receive such compensation. A notice by the Agent or a Managing Agent on behalf of the applicable Indemnified Party claiming compensation under this Section 9.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods and shall have applied consistent return metrics to other similarly situated Persons (after consideration of, among other things, factors including facility pricing, structure, usage patterns, capital treatment and relationship) with respect to such amount and compensation. Any demand for compensation under this Section 9.3 shall be accompanied by a certificate as to the amount requested which shall set forth a reasonably detailed calculation for such requested amount. Notwithstanding anything in this Agreement to the contrary, the SPV shall not be obligated to make any payment to any Indemnified Party under this Section 9.3 for any period prior to the date on which such Indemnified Party gives written notice to the SPV of its intent to request such payment under this Section 9.3.

(d) Notwithstanding anything herein to the contrary, any indemnity payable under this Section 9.3 shall be payable by the SPV in accordance with the priority of payments in Section 2.12.”
2.22. A new clause (h) is hereby added to Section 11.8 of the Transfer and Administration Agreement at the end thereof to read as follows:
“(h) Notwithstanding any other provision of this Agreement to the contrary, any Investor may at any time pledge or grant a security interest in all or any portion of its rights (including any portion of the Net Investment and any rights to payment of the outstanding Net Investment and Yield) under this Agreement to secure obligations of such Investor to a Federal Reserve Bank, the U.S. Treasury or the Federal Deposit Insurance Corporation without notice to, or the consent of, any Originator, the SPV, Greif, Inc. or any Agent; provided, however, that no such pledge or grant of a security interest shall release an Investor from any of its obligations hereunder, or substitute any such pledgee or grantee for such Investor as a party hereto.”
2.23. The first sentence of Section 11.9 of the Transfer and Administration Agreement is hereby amended by inserting the clause “or otherwise in accordance with Rule 17g-5 of the Securities Exchange Act of 1934” immediately following the clause “any nationally recognized statistical rating organization rating a Conduit Investor’s Commercial Paper” therein.
2.24. The amount set forth as the “Commitment” on the signature page to the Transfer and Administration Agreement of the Committed Investor for the Bank of America Investor Group is hereby amended by replacing the amount “$135,000,000” therein with the amount “$130,000,000”.
2.25. The Transfer and Administration Agreement is hereby amended by replacing each occurrence of “Schedule 11.3” therein with the phrase “the Notice Letter Agreement”.
2.26. Schedule 11.3 to the Transfer and Administration Agreement is hereby deleted in its entirety.
SECTION 3. Ratification of the Greif Guaranty. The Performance Guarantor hereby acknowledges and agrees that, immediately after giving effect to this Amendment, the Greif Guaranty shall remain in full force and effect and is hereby ratified and confirmed in all respects.
SECTION 4. Conditions Precedent. Section 2 hereof shall become effective on the date first written above upon receipt by the Agent (and each Managing Agent, upon its request) of: (a) a counterpart (or counterparts) of this Amendment, duly executed by each of the parties hereto, or other evidence satisfactory to the Agent of the execution and delivery of this Amendment by such parties, (b) a counterpart (or counterparts) of that certain fee letter agreement, dated as of the date hereof, among the SPV, Greif and Bank of America, National Association, duly executed by each of the parties thereto, together with payment of the “renewal fee” as referred to therein, (c) a counterpart (or counterparts) of that certain letter agreement, dated as of the date hereof, among the parties hereto, setting forth certain notice and account information, duly executed by each of the parties thereto, and (d) confirmation of receipt of payment within thirty (30) days of the date hereof by Mayer Brown LLP, counsel to the Agent, of its reasonable legal fees in connection herewith.

SECTION 5. Miscellaneous.
5.1. Representations and Warranties. Each of the SPV, Greif and the Performance Guarantor hereby represents and warrants that (i) this Amendment constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, (ii) upon the effectiveness of this Amendment, no Termination Event, Potential Termination Event or Servicer Default shall exist and (iii) its representations and warranties as set forth in the Transaction Documents, as applicable, are true and correct in all material respects (except those representations and warranties qualified by materiality or by reference to a material adverse effect, which are true and correct in all respects) on and as of the date hereof as though made on and as of the date hereof (unless such representations and warranties specifically refer to a previous day, in which case, they shall be complete and correct in all material respects (or, with respect to such representations or warranties qualified by materiality or by reference to a material adverse effect, complete and correct in all respects) on and as of such previous day).
5.2. References to Transfer and Administration Agreement. Upon the effectiveness of this Amendment, each reference in the Transfer and Administration Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the Transfer and Administration Agreement as amended hereby, and each reference to the Transfer and Administration Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Transfer and Administration Agreement shall mean and be a reference to the Transfer and Administration Agreement as amended hereby.
5.3. Effect on Transfer and Administration Agreement. Except as specifically amended above, the Transfer and Administration Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
5.4. No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Investor under the Transfer and Administration Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein. The parties hereto hereby agree that this Amendment is a Transaction Document.
5.5. Governing Law. This Amendment, including the rights and duties of the parties hereto, shall be governed by, and construed in accordance with, the internal laws of the State of New York.
5.6. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
5.7. Headings. The Section headings in this Amendment are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Amendment or any provision hereof.

5.8. Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.
[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GREIF RECEIVABLES FUNDING LLC, as SPV
By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Vice President and Treasurer

GREIF PACKAGING LLC, individually, as an Originator and as the Servicer
By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Vice President and Treasurer

GREIF, INC., as Performance Guarantor
By:	/s/ John K. Dieker
	Name:	John K. Dieker
	Title:	Vice President and Treasurer
[SIGNATURES CONTINUE ON FOLLOWING PAGE]
Signature Page to the Sixth Amendment

BANK OF AMERICA, NATIONAL ASSOCIATION, as Agent and as Managing Agent, Administrator and Committed Investor for the Bank of America Investor Group
By:	/s/ Christopher Haynes
	Name:	Christopher Haynes
	Title:	Vice President
Signature Page to the Sixth Amendment